                                                                    EXHIBIT 23.1



                             ACCOUNTANTS' CONSENT


The Board of Directors
First American Corporation:


We consent to the use of our audit report dated January 20, 1995 on the consolidated financial statements of First American Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, contained in First American Corporation's 1994 Annual Report on Form 10-K incorporated herein by reference, and to the use of our audit report dated December 4, 1995 on the supplemental consolidated financial statements of First American Corporation as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, contained in First American Corporation's Current Report on Form 8-K dated December 6, 1995 incorporated herein by reference. The supplemental consolidated financial statements give retroactive effect to First American Corporation's merger with Heritage Federal Bancshares, Inc. effective November 1, 1995. Our reports dated January 20, 1995 and December 4, 1995 each contain an explanatory paragraph that refers to changes in accounting principles related to the adoption in 1993 of the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 109, Accounting for Income Taxes; No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions; No. 112, Employer's Accounting for Postemployment Benefits; and No. 115, Accounting for Certain Investments in Debt and Equity Securities. We also consent to the reference to our firm under the heading "Experts" in this Post-Effective Amendment No. 1 to Form S-4.



                                KPMG Peat Marwick LLP

Nashville, Tennessee

February 1, 1996